CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Orion Marine Group, Inc. on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
Houston, Texas
July 21, 2009